URANIUM 308 CORP.
2820 W. Charleston Blvd., Suite 22
Las Vegas, NV 89102

Symbol: URCO - OTCBB

NEWS RELEASE

URANIUM 308 CORP. CORPORATE UPDATE

URANIUM 308 CORP. COMPLETES ACQUISITION OF MONGOLIA ENERGY LIMITED;
LIN DONG HONG AND ANTHONY TAM APPOINTED AS DIRECTORS;
DR. SUROD KHURELSUHK JOINS AS ADVISOR; AND
KA YU RESIGNS AS DIRECTOR AND OFFICER

September 27, 2007

Las Vegas, Nevada - Uranium 308 Corp. (OTCBB: URCO) (the “Company”) is pleased to announce that today it completed the Share Purchase Agreement, dated September 21, 2007, entered into between the Company, Mongolia Energy Limited (“MEL”) and all the shareholders of MEL (the “Share Purchase Agreement”) whereby the Company acquired 100% of the issued and outstanding shares in the capital of MEL. The Company has now indirectly acquired through Tooroibandi Limited, which is 100% owned by MEL, two exploration licenses covering 196.38 sq. km known as the Janchivlan Property, which is located approximately 70 km southeast of Ulaanbaatar, the capital of Mongolia.

In addition, the Company is pleased to announce that Lin Dong Hong and Anthony Tam have been appointed as directors of the Company, and that Mongolian nuclear physicist Dr. Surod Khurelsuhk has joined the Company as an advisor. Uranium 308 Corp. also announces that Ka Yu has resigned as Secretary, Treasurer and a director of the Company effective September 27, 2007. Anthony Tam will replace Ka Yu as the Company’s Secretary and Treasurer.

Mr. Lin Dong Hong is Chairman of Mongolia Resource Mining Group Limited, a private company in the resource business in Mongolia. He has more than 15 years of experience as a commodities trader and management executive in China and Mongolia, most recently as Executive Director of Artfield Group Limited, a publicly listed company in Hong Kong. His extensive knowledge of, and relationships in the mineral development industry in Asia will be of particular value to Uranium 308 Corp.

Mr. Anthony Tam is an engineer and chartered accountant with more than 25 years of experience in the mining industry. He has held numerous management positions in mining firms, including General Manager for Denstone Minerals Ltd., a Canadian company specializing in mineral investment in China, and President of Galactic Resources (China) Ltd. He has special expertise in negotiating joint ventures and conducting initial geological and engineering assessments of mineral properties.

Dr. Surod Khurelsuhk currently serves as an advisor to the President of Mongolia as well as the Director of the Research Institute for Disaster Protection of the country’s National Emergency Management Agency (NEMA). Fluent in Russian and English, he taught nuclear physics for more than 20 years at the Mongolian State University and the Mongolian Technical University before becoming head of the Division of Nuclear Physics of Moscow State University. He has also served as the Senior Scientist at the Bogoliubov Laboratory of Theoretical Physics in the Joint Institute for Nuclear Research in Dubina, Russian Federation.

“The participation of Mr. Lin, Mr. Tam and Dr. Khurelsuhk in guiding Uranium 308 Corp. as it does business in Mongolia will significantly strengthen our prospects for continued success,” said Company CEO and Director Dennis Tan. “Their collective knowledge and relationships in both industry and government will be invaluable. The Company also wishes to thank Mr. Yu for his contributions and wishes him every success in new business ventures he is now pursuing.”

About Uranium 308 Corp.

Uranium 308 Corp. is a mineral exploration and development company engaged in the acquisition, exploration and development of large scale low-cost, high-value properties internationally. Uranium 3O8 Corp’s current primary focus is uranium exploration in Mongolia. www.uranium308corp.com

For more information, please contact: Investor Relations: 1-866-892-5232

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Uranium 308 Corp., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Uranium 308 Corp. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Uranium 308 Corp. does not undertake any obligation to update any forward looking statement, except as required under applicable law.